EXHIBIT (12)

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                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                               Millions of Dollars
                                                                                                                 Six Months
                                                                       Years Ended June 30                      Ended Dec. 31
                                                      ----------------------------------------------          -----------------
                                                      1993     1994       1995       1996       1997          1996         1997
                                                      ----     ----       ----       ----       ----          ----         ----
EARNINGS AS DEFINED
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  Earnings from operations before income taxes
   after eliminating undistributed earnings
   of equity method investees                         $294     $3,307     $4,022     $4,695     $5,274        $2,937       $3,304

  Fixed charges excluding capitalized interest         631        569        571        576        534           294          312
                                                      ----     ------     ------     ------     ------        ------       ------

   TOTAL EARNINGS, AS DEFINED                         $925     $3,876     $4,593     $5,271     $5,808        $3,231       $3,616
                                                      ====     ======     ======     ======     ======        ======       ======

FIXED CHARGES, AS DEFINED
-------------------------
  Interest expense (including capitalized interest)   $577     $  501     $  511     $  493     $  457        $  246       $  262
  1/3 of rental expense                                 79         87         83         92         77            48           50
                                                      ----     ------     ------     ------     ------        ------       ------
   TOTAL FIXED CHARGES, AS DEFINED                    $656     $  588     $  594     $  585     $  534        $  294       $  312
                                                      ====     ======     ======     ======     ======        ======       ======

   RATIO OF EARNINGS TO FIXED CHARGES                  1.4        6.6        7.7        9.0       10.9          11.0         11.6
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